Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin EVP of Finance and Administration (603) 880-9500 Robert Fusco Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Reports 20% Increase in Q1 Same-Store Sales, Raises Q1 and FY Earnings Forecast

NASHUA, NH, May 6, 2004 – Specialty retailer Brookstone, Inc. (Nasdaq: BKST) today reported that same-store sales for the first quarter of 2004 surged 20.1 percent. Based on the strong performance, the Company raised its earnings projections for the quarter and the year.

For the 13-week period ended May 1, 2004, total sales climbed 27.1 percent to $77.5 million, compared to $61.0 million in the first quarter of 2003, while Direct Marketing sales rose 16.4 percent to $11.8 million.

“We are extremely pleased with our first quarter performance,” said Brookstone Chairman, President and Chief Executive Officer Michael Anthony. “We experienced sales increases in a broad range of categories with particular strength in the Personal Care, Home Comfort, Massage and Travel categories as a result of new products introduced in the back half of last year and the first quarter of this year. Additionally, we saw great strength in our airport locations, which generated same-store sales increases above our overall Company average.”

Mr. Anthony continued: “In the first quarter of 2004, we opened three new stores in our award-winning new store design and are on track to open a total of approximately 20 new stores and remodel 10 to 13 stores for the year.”

Mr. Anthony concluded: “We are very encouraged by our strong first-quarter results, and while it is still early in 2004, we believe we are well-positioned to deliver another year of record sales and profitability. We expect to narrow our first-quarter loss to between $0.23 and $0.24 per diluted share, as compared to our previous guidance of between $0.27 and $0.30 per diluted share and last year’s first quarters loss of $0.33 per diluted share. For the year, we anticipate earnings will increase approximately 25 percent to between $1.07 and $1.10 per diluted share, as compared to our previous guidance of between $1.02 and $1.05 per diluted share and last year’s $0.87 per diluted share.”

All earnings per share data has been restated to reflect the three-for-two stock split that was effective on April 26, 2004. The Company has adopted FIN 46R (Consolidation of Variable Interest Entities). As a result of this adoption, total sales for the Company increased incrementally by 1.7 percent.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Brookstone, Inc. is a specialty retailer that operates 273 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements made available on this conference call and web cast which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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